Annual Shareholder Meeting
First Keystone Financial, Inc
February 7, 2007
Presented by President and CEO Thomas M. Kelly
Thank you, Mr. Guthrie.
As many of you are aware, this was a very tough year for the Company. In fiscal year 2006, we continued our transition from a traditional savings bank to a business model which operates more similarly to that of a commercial bank. As such, First Keystone Financial has been strategically refocusing its wholly owned subsidiary, First Keystone Bank, away from residential lending and moving its business plan towards a more commercial lending environment, including lines of credit, construction loans and commercial business and real estate loans. Additionally, on the deposit side, our focus has been on developing products and enhancing employee training to attract lower costing transaction accounts. Although it has not been an easy transition, it is our belief that these strategic changes were absolutely necessary in order for us to remain competitive in today’s marketplace.
As you can see from the loan mix chart behind me, we have already begun to see a shift in our loan concentrations. In our loan portfolio, we have shifted our emphasis from originating single-family residential loans to multi-family, commercial and consumer loans, which has resulted in a 14.5% decrease in the percentage of the portfolio composed of single-family residential loans between the end of fiscal 2002 and the end of fiscal 2006. During the same period, we have increased the percentage of the deposit portfolio composed of transaction accounts, including NOWs and non-interest-bearing accounts, from 19.4% to 25.3%.
In fiscal year 2006, the Company increased our provision for loan loss, in part due to the result of a large non-performing asset, the Canal House, a waterfront restaurant in Chesapeake City, Maryland. I am pleased to report that the property, which was the Company’s largest non-performing asset valued at 2.4 million, was just sold last week. With the sale of this property, our ratio of non-performing assets to total assets will be reduced to 0.27% based on December 31, 2006 financials. This is well below the FDIC insured institutions average of 0.49% according to the most recently published FDIC data.
In 2007, we will embark on the final stages of our transition. I will elaborate on our action strategy for achieving the final steps of the transition in a moment, but before I discuss any specifics about the Company and in regard to any forward looking statements made today, our SEC counsel has advised that we present the statement that appears on the screen before you now, which provides certain protections to the Company as offered by current securities laws.
In February 2006, both the Company and the Bank entered into supervisory agreements with our primary banking regulator, the Office of Thrift Supervision. As a result of these supervisory agreements, a number of actions were required to be taken. In addition, several operating restrictions were placed on both the Company and the Bank, including a growth limitation for the Bank and a prohibition on the payment of dividends by the Company to its shareholders. The costs of related compliance administration and the imposed limitations on growth are major impediments to the execution of our business plan and subsequently impact our earnings.

So the primary question is: what is First Keystone doing to have the OTS remove the supervisory agreements?
In order to accomplish this goal at the Holding Company level, the Company adopted a capital plan to reduce our debt-to-equity ratio. I am pleased to report that in December, the Company completed a private placement of its stock, raising net proceeds of approximately $5.8 million which, in June 2007, will be used to retire a significant portion of our $8 million in outstanding floating rate trust preferred securities. This important step will reduce the Company’s debt-to-equity ratio well below the 50% range and thus, should satisfy the OTS’s concerns at the Holding Company level. In addition, with the confidence given to us by our new shareholders, we feel even better positioned to continue to develop and execute our business plan.
The second question then becomes: what needs to be accomplished on the bank level in order to have the SA removed?
Regarding the Bank, it is important to point out that the majority of the OTS’s criticisms concentrated on credit administration issues, including infrastructure and documentation. The focus of the criticism was not on delinquencies or non-performing assets. Consequently, in the short-term, management is de-emphasizing the origination of commercial loans and reallocating personnel to ensure full compliance with the supervisory agreement while maintaining strong asset quality of our existing loan portfolio.
As we previously reported, the Bank’s Director of Lending recently resigned — as well as several of our commercial lenders — creating an opportunity to reorganize the department and improve oversight in the process. I’m pleased to report that we have just hired two seasoned portfolio managers whose responsibility will be to manage the existing loan portfolio, and we have engaged the services of a Chief Credit Analyst. We believe both measures will help address the specific issues identified in the supervisory agreements.
The third question: How will these actions affect the Company’s earnings?
Although our business plan strongly recognizes that commercial loans are an integral part of the Company’s strategy to increase our interest rate margin and attract lower costing deposit accounts going forward, we recognize that the emphasis must first be on credit administration maintenance of the existing loan portfolio and the reorganization of the department while maintaining the asset quality in our portfolio. This is our number one priority, as it directly relates to our ability to have the supervisory agreements removed.
However, our earnings have been impacted by the additional financial expenses and growth restrictions placed on the Company as a result of the current supervisory agreements. Because our net interest margin will continue to suffer in the short-term due to these required actions, we are focused on minimizing the impact by more closely scrutinizing all expenses. The primary measures we are taking in order to offset the additional costs associated with these actions include:

•	In terms of attrition, we will not replace administrative employees whose responsibilities are not directly related to functions necessary to satisfy the terms of the supervisory agreements.

•	We will maximize staffing efficiency by increasing the use of existing part-time employees throughout the branch network.

•	Management will only make investments that enable the Company to become more efficient, contribute toward lowering expenses, enhance the customer service experience, or bolster efforts to grow the customer base and increase transaction deposits.
The fourth question: What additional external pressures are affecting the Company’s ability to improve earnings?
The flat yield curve has had a continuing adverse effect on our net interest margin. As interest rates continued to rise on time deposits throughout the year, rates on our interest-earning assets did not keep pace.
To help combat this trend, we continue to focus on attracting lower costing transaction accounts while acknowledging the importance of offering added-value ancillary products such as investments and insurance services. In 2006, we streamlined these efforts by consolidating and directly marketing all lines of investment and insurance services through our affiliate, First Keystone Insurance. We are excited about the potential growth in this area, as all of these business lines are an excellent source of non-interest income and contribute directly to the bottom line.
The fifth question: What measures are we taking to grow our franchise value?
In order to compensate for the anticipated reduction in commercial loan originations, a greater emphasis will be placed on the origination of consumer loans.
•	Previous home equity campaigns have proven successful for the Bank and have helped facilitate the broadening of existing and new customer relationships.

•	Home equity goals for 2006 were met and, for some branches, exceeded; this was in part due to greater synergy among the branches, the lending department, and the business development teams.

•	The 2006 introduction of an employee incentive program has motivated our branch employees to leverage these consumer-focused campaigns through cross-selling efforts and rewards.

Likewise, our marketing and business development teams are continuing to focus on:
•	Attracting new commercial and retail customers in order to gain market share and gather lower costing transaction accounts without increasing the Bank’s cost of funds.

•	In March 2007, the Bank will launch a full service direct mail program targeted towards prospective customers living in close proximity to each of our eight branches. An industry leader with proven results in deposit account acquisition and retention programs has been engaged to facilitate this program.

•	Mystery shopping and customer loyalty surveys will also be used to measure customers’ in-branch and client service experiences. Feedback will be closely reviewed and integrated, leading to improved workflows and enhanced customer service.
In addition, new products such as branch capture and remote deposit will be introduced later this spring. Remote deposit will enable our Business Development Teams to more easily attract and acquire clients outside of our local geographic branch network. We are confident that these products will bring greater efficiency to the organization and important added-value services to critical business customers within an expanded market area.
The sixth question: How are we responding to the Nominating Shareholders charges?
Needless to say, on behalf of our Board of Directors, the senior management team and myself, we are disappointed in the Company’s performance. At this point, I think it’s important to acknowledge that some of our long-standing shareholders – who are equally disappointed — have expressed interest in having the Company move in a different strategic direction than I have just outlined. We have listened carefully to their comments and weighed in on them, but, respectfully, remain committed to a different strategy. The Board and senior management team continue to believe that our current business plan is more comprehensive and forward-reaching and will enhance the Company’s franchise value over the long term.
Like you, we are also shareholders of the Company. The directorate and management of First Keystone hold more than 16.5% of the issued and outstanding shares of our common stock. Our employees hold, through the employee stock ownership plan, an additional 12.9% of the common stock. It is in our best interest to enhance shareholder value and we believe we are following the right course of action to achieve that goal. We do recognize, however, the need to show material progress towards our goals in a relatively short timeframe. If we are unable to do so, we are fully aware of our fiduciary responsibilities to you, our shareholders.
To conclude:
Our team is determined to have the supervisory agreements removed by achieving full compliance with all OTS issues. In addition, we are equally focused on increasing earnings and growing transaction accounts. Through our actions, we intend to reaffirm our commitment to you, our shareholders, and in so doing, bolster the confidence that you have placed in us.

Finally, all of these measures will be done in such a way that our long-standing reputation as a community-focused, socially-conscious independent bank remains intact. We will continue to contribute to and sponsor worthy organizations and events, while evaluating every opportunity to trim costs and maximize benefits from each dollar spent.
Here are our Commitments to you:
We will ignore all other distractions and remain focused on our goals. We will continue to face our challenges head-on. We have the vision, determination and talented team of employees necessary to succeed.
In the process, we will create a stronger and more vibrant organization.
Thank you for your time and attention.